Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Senior Vice President and Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2015

Expanded Testing Menu with VisibiliT™ and HerediT® Universal

SAN DIEGO, Calif. - May 6, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported total revenues of $37.8 million for the first quarter of 2015, an increase of 2% compared to revenues of $37.1 million for the first quarter of 2014.

Net earnings improved to $14.3 million, or $0.12 per share, basic and $0.11 per share, diluted, for the first quarter, as compared to a net loss of $15.7 million, or $0.13 per share, basic and diluted, for the first quarter of 2014. The improvement in the net earnings from the prior year is due to a $21.0 million gain on the pooled patents agreement with Illumina, Inc., as well as improved gross margins and reduced operating expenses compared to the prior year first quarter.

Total cost of revenues decreased to $19.3 million for the first quarter of 2015, compared to $22.8 million for the prior year quarter. The decrease was primarily due to continued cost improvements to Sequenom Laboratories’ existing tests offset by the impact of higher test volumes.

Gross margin for the first quarter of 2015 was 49% as compared to gross margin of 39% for the first quarter of 2014. This improvement is attributable primarily to the increase in collections for tests performed in the current and prior quarters, the increase in the volume of tests on accrual accounting and improved cost efficiencies in processing patient samples.

“We are pleased with our continued financial and operational improvements as well as the addition of test fee revenues from our NIPT patent pool,” said Bill Welch, President and Chief Executive Officer of Sequenom, Inc. “In addition, we expanded our prenatal testing menu with the launches of the VisibiliT and HerediT Universal laboratory-developed tests to support future growth.”

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Operational highlights since the last earnings release:

•
License revenue for the first quarter of 2015 was $2.1 million, compared to $0.3 million in the first quarter of 2014. License revenue in 2015 includes $0.8 million earned upon validation of the technology by a licensee.

•
Total patient samples accessioned increased by 6% to 52,800 patient samples during the first quarter of 2015, compared to the prior year first quarter. Approximately 44,700 of those patient samples accessioned were for the MaterniT21® PLUS laboratory-developed test (LDT), which is an increase in testing volume of 12% compared to the first quarter of 2014.

•
Sequenom Laboratories launched the VisibiliT laboratory-developed test, to address the broader average risk population, in the U.S. market on a non-covered cash basis. Sequenom Laboratories also launched the HerediT Universal laboratory-developed test, a comprehensive universal carrier screening panel testing for over 250 genetic disorders.

•
We announced our plan to develop liquid biopsy-based tests in oncology. In March, a case study of the detection of possible circulating tumor DNA through our noninvasive prenatal test was presented at the 8th annual Future of Genomic Medicine conference in San Diego highlighting the power of our technology in circulating cell-free DNA analysis and its potential application for circulating tumor DNA.

Diagnostic services revenues are recorded primarily on a cash basis with accrual accounting used for several third-party payors and for client bill arrangements. License revenue is now reported on a separate line item within total revenues, and includes revenue from the pooled patents agreement and other license revenue. In total, over 42% of Sequenom’s revenue in the first quarter of 2015 is accounted for on the accrual basis of accounting.

Total costs and expenses, excluding cost of revenues for the first quarter of 2015 were $23.0 million, as compared to $28.7 million for the first quarter of 2014. The decrease is primarily due to reductions in litigation related expense.

Operating income for the first quarter of 2015 was $16.5 million as compared to a loss of $14.4 million for the same period in 2014. During the first quarter of 2015, the Company recognized a gain of $21.0 million related to the pooled patents agreement for the transfer of clinical samples and related study protocols.

Net cash used in operating activities was $7.2 million for the first quarter of 2015, an improvement compared to $16.1 million for the first quarter of 2014. Cash burn for the first quarter of 2015 was $9.4 million, compared to $18.4 million in the same period of 2014. The first quarter 2015 cash burn included $3.4 million of bonus payments compared to no bonus payments in the first quarter of 2014.

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Unrecorded accounts receivable for tests performed are estimated to be $29 to $32 million as of March 31, 2015. This range has declined by $2 million compared to the estimates in the prior quarter, due primarily to collections in the first quarter.

As of March 31, 2015, total cash, cash equivalents, and marketable securities were $90.7 million.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended March 31, 2015. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.
Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities plus purchases of property, equipment and leasehold improvements, and payments on long-term obligations. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information
A conference call hosted by Bill Welch, President and CEO, and other members of senior management will take place today, May 6, at 5:00 p.m. EDT (2:00 p.m. PDT) and will be webcast live on the Sequenom Website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 3860983. For interested parties unable to listen to the live conference call, a replay will be available through Friday, June 5, 2015. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 international toll or Canada toll free at 855-669-9658, and entering the conference number 10064729.
The conference call webcast is also accessible through the "Invest" section of the Sequenom Website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, June 5, 2015.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

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About Sequenom Laboratories

Sequenom Laboratories™, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT21® PLUS, NextView™, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT®, MaterniT21® PLUS, NextView™, RetnaGene™, SensiGene®, VisibiliT™ and Sequenom Laboratories™, are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the development of innovative products and services, the expansion of our prenatal testing menu and our future growth, our ability to address the broader average risk population in the U.S. market and our ability to develop liquid biopsy-based tests in oncology. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share information)
	Three Months Ended March 31,
	2015	2014
Revenues:
Diagnostic services, net	$35,703	$36,720
License	2,102	341
Total revenues	37,805	37,061
Costs and expenses:
Cost of revenues	19,306	22,770
Selling and marketing	8,486	8,559
Research and development	5,869	6,789
General and administrative	8,676	12,480
Restructuring costs	—	910
Total costs and expenses	42,337	51,508
Gain on pooled patents agreement	21,000	—
Operating income (loss)	16,468	(14,447)
Interest and other expense, net	(2,108)	(2,098)
Earnings (loss) from continuing operations before income taxes	14,360	(16,545)
Income tax benefit (expense)	(76)	246
Earnings (loss) from continuing operations	$14,284	$(16,299)
Discontinued operations:
Earnings from discontinued operations, net of tax	—	625
Net earnings (loss)	$14,284	$(15,674)

Net earnings (loss) per common share, basic
Continuing operations	$0.12	$(0.14)
Discontinued operations	$—	$0.01
Net earnings (loss)	$0.12	$(0.13)
Net earnings (loss) per common share, diluted
Continuing operations	$0.11	$(0.14)
Discontinued operations	$—	$0.01
Net earnings (loss)	$0.11	$(0.13)
Shares used in computing earnings (loss) per share
Basic	117,737	116,134
Diluted	146,642	116,134

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SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	90,708	93,897
Accounts receivable, net	7,663	9,131
Inventories	4,779	6,516
Other current assets and prepaid expenses	5,446	12,112
Total current assets	108,596	121,656
Property, equipment and leasehold improvements, net	13,750	15,348
Other assets	23,104	24,067
Total assets	$145,450	$161,071

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$5,381	$6,089
Accrued expenses	15,303	22,155
Long-term debt and obligations, current portion	2,313	4,144
Other current liabilities	1,212	2,581
Deferred gain on pooled patents agreement	—	21,000
Total current liabilities	24,209	55,969
Long-term liabilities	136,336	136,266
Total stockholders' deficit	(15,095)	(31,164)
Total liabilities and stockholders' deficit	$145,450	$161,071

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SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2015	2014
Operating activities
Net earnings (loss)	$14,284	$(15,674)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Gain on pooled patents agreement	(21,000)	—
Earnings from discontinued operations, net of tax	—	(625)
Share-based compensation	1,542	2,577
Depreciation and amortization	2,892	3,219
Non-cash restructuring costs	—	941
Other non-cash items	236	285
Changes in operating assets and liabilities:
Accounts receivable	1,468	(1,049)
Inventories	1,737	4,285
Prepaid expenses and other assets	578	(316)
Accounts payable and accrued expenses	(7,715)	(8,907)
Other liabilities	(1,220)	(828)
Net cash used in operating activities of continuing operations	(7,198)	(16,092)
Investing activities
Purchases of property, equipment and leasehold improvements	(289)	(405)
Purchases of marketable securities	(10,007)	(9,994)
Maturities of marketable securities	10,052	8,679
Proceeds from pooled patents agreement	6,000	—
Net cash provided by (used in) investing activities of continuing operations	5,756	(1,720)
Financing activities
Payments on term loan and capital lease obligations	(1,909)	(1,906)
Proceeds from common stock issued under employee stock plans	177	592
Net cash used in financing activities of continuing operations	(1,732)	(1,314)
Discontinued Operations
Net cash provided by operating activities of discontinued operations	—	2,919
Net cash used in investing activities of discontinued operations	—	(28)
Net cash provided by discontinued operations	—	2,891
Effect of exchange rate changes on cash and cash equivalents	(45)	(14)
Net decrease in cash and cash equivalents	(3,219)	(16,249)
Cash and cash equivalents at beginning of period	63,309	61,589
Cash and cash equivalents at end of period	$60,090	$45,340

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SEQUENOM, INC.
RECONCILIATION OF CASH BURN
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2015	2014
Cash Burn:
Net cash used in operating activities	$7,198	$16,092
Purchases of property, equipment and leasehold improvements	289	405
Payments on long-term obligations	1,909	1,906
Cash burn(1)	$9,396	$18,403

(1) See accompanying Non-GAAP Financial Measures section for description of adjustments.

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